UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Effective March 1, 2014, Chautauqua Airlines, Inc. ("Chautauqua"), a subsidiary of Republic Airways Holdings Inc., entered into an Amendment to the Amended and Restated Air Services Agreement with American Airlines Group, Inc., dated as of June 12, 2002 (such agreement, as amended, the "Air Services Agreement"). In the Amendment, the parties agreed to remove 15 ERJ140 44-seat aircraft (the "American Removed Aircraft") from service under the Air Services Agreement between March 1, 2014 and August 19, 2014. Upon removal of the last of the American Removed Aircraft, the Air Services Agreement will terminate.

Effective March 4, 2014, Chautauqua entered into the Fifth Amendment to the Capacity Purchase Agreement with United Airlines, Inc. ("United") dated as of July 21, 2006 (such agreement, as amended, the "CPA"). In the Amendment, the parties agreed to remove 12 ERJ145 50-seat aircraft (the "United Removed Aircraft") from service under the CPA Agreement on April 1, 2014. Upon removal of the last of the United Removed Aircraft, the CPA Agreement will terminate.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 28, 2014, Republic Airways Holdings Inc. (the "Company") entered into amendments to the employment agreements of Bryan K. Bedford, Chairman of the Board, President and Chief Executive Officer, Wayne C. Heller, Executive Vice President and Chief Operating Officer, Timothy P. Dooley, Executive Vice President, Chief Financial Officer and Secretary, and Lars-Erik Arnell, Senior Vice President, Corporate Development.
The amendments are effective as of February 28, 2014 and extend the term of each employment agreement until June 30, 2014, subject to automatic renewal for additional one-year terms unless either party gives notice of intent not to renew at least 30 days prior to the end of the term or any renewal term. The Company is working with the executives on new, three-year employment agreements and currently expects those to be completed prior to expiration of the updated extension period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Timothy P. Dooley
Name:    Timothy P. Dooley

Title:	Executive Vice President and Chief Financial Officer

Dated: March 4, 2014